EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARBINET APPOINTS GARY G. BRANDT AS CHIEF FINANCIAL OFFICER

NEW BRUNSWICK, N.J., September 28, 2009 – Arbinet Corporation (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today announced that Gary G. Brandt has been appointed Chief Financial Officer, effective October 1, 2009.  He succeeds John “Jack” Wynne, who, as the Company previously announced, is stepping down as Chief Financial Officer.

Mr. Brandt brings nearly 30 years of financial, technology, and telecommunications experience with public and private companies to Arbinet.  From 2001-2005, Mr. Brandt served as Chief Financial Officer of Hydrogenics Corporation, a publicly traded renewable energy company based in Toronto, where he oversaw the Company’s critical finance and administration functions.  His accomplishments there included driving a five-fold increase in the Company’s revenues, completing a follow-on public equity offering, three acquisitions and increasing U.S. institutional ownership to over 30 percent.  For the first 20 years of his career, he served in numerous financial capacities in the telecommunications industry with increasing responsibilities for companies such as Nortel and MCI.  Most recently, Mr. Brandt served as CEO of Stirling Power, LLC, a private renewable energy solutions firm and before that, as CEO of Solomon Technologies, Inc., a publicly traded power supply and electric drive technology company.  From 2005-2007, he served as Vice President of Corporate Development at SatCon Technology Corporation, a publicly traded renewable energy technology company, where he completed a follow-on public equity offering.

“We are pleased to have an executive with Gary’s breadth and depth join Arbinet,” said Shawn O’Donnell, President and Chief Executive Officer of Arbinet.  “The Board of Directors and I are confident that Gary’s financial expertise combined with his previous telecommunications and technology industry experience makes him the ideal choice for CFO as we focus on improving our performance to create value for shareholders.”

“Arbinet is an exciting company with an abundance of potential stemming from its technology, product and services portfolio,” said Mr. Brandt.  “I look forward to leveraging my financial and industry experience and working with Shawn and the strong team in place to help position Arbinet for success.”

Prior to his work at Hyrdogenics, Mr. Brandt served as Chief Financial Officer of @Link Networks, Inc. From 1994 to 2000, he served as the Vice President, Investor Relations for MCI.  From 1985 to 1994, he held a variety of lead financial roles at Nortel.  He began his career at PwC Chartered Accountants in Toronto.  Mr. Brandt currently serves on the Board of Directors for ePower Synergies, Inc., a private start-up company in the renewable energy sector.  He received his Bachelor’s degree from Queen’s University, Kingston, Ontario and his MBA from York University, Toronto, Ontario.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in New Brunswick, NJ at +1.732.509.9100 or by email at sales@arbinet.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," “optimistic”, "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; Arbinet’s ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; decreased trading volumes due to our efforts to increase call quality on our exchange; economic conditions and volatility of financial markets, and the impact they may have on Arbinet and our customers; and disruption or uncertainty resulting from recent changes in senior management.  For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2009, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:
Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449